Exhibit 10(p)
                                                                   to Form 10-K



                                [COMPANY LETTERHEAD]


March 2, 1998




--------------------
A.P. Green Industries, Inc.
Green Boulevard
Mexico, Missouri 65265


Dear _______:


         This letter will confirm our agreement with respect to the severance benefits to which you are entitled in the event that a Change In Control (as defined below) of A.P. Green Industries, Inc. (the "Company") occurs on or before June 1, 1998 and your employment by the Company and/or its successor(s) is thereafter terminated, as described further below. This letter contains the entire agreement between us in respect of the severance benefits to which you are entitled in the event that a Change In Control occurs on or before June 1, 1998 and supersedes all prior oral or written understandings, arrangements and agreements between us in connection with respect to such matters, specifically including the Company's Permanent Lay-Off Guidelines, dated April 1, 1997.

         In the event a Change In Control occurs on or before June 1, 1998 and your employment is terminated within one (1) year of the date that such Change In Control occurs, you will be entitled to your full base salary through the date of termination at the rate in effect at the time you receive notice of such termination, plus a cash payment for any vacation earned but not taken. In addition, unless your termination is due to your death, "Disability" (as defined below) or retirement, or is by the Company for "Cause" (as defined below), or is a result of your voluntary resignation for other than "Good Reason" (as defined below), in lieu of any further salary payments for periods subsequent to the date of termination, the Company shall pay to you as severance pay on or before the fifth (5th) day following the date of termination (i) a lump sum amount equal to the sum of: (a) an amount equal to ________ (__) time(s) your then ________ [annual base salary/weekly base salary, computed at 1/52 of your then annual salary], and (b) in the event that your employment is terminated by the Company with less than two (2) weeks notice, an amount equal to _____ (__) time(s) your then _______ [weekly/annual] base salary, subject to withholdings for any required tax or other deductions, and (ii) for a period of _______ (__) [year/month(s)] following the date of termination, you will be entitled to continue to participate in the Company's health insurance and medical plans on the same basis as you participated in such plans prior to the Change In Control, including with respect to the relative percentage of the cost of coverage payable by employees of the Company.

         For purposes of this letter, the following terms will have the following meanings:

         "Change In Control" shall mean: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that a Change In Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities or (b) on or before June 1, 1998, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof; (ii) a consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation pursuant to which shares of the common stock of the Company would be converted into cash, securities or other property or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

         "Disability" shall mean that you are unable to perform the services required of you hereunder on a full-time basis for a period of 180 days or more by reason of a physical and/or mental condition certified by a physician selected by the Company and reasonably acceptable to you or your legal representative.

         "Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Chief Executive Officer of the Company or his duly appointed representative, which specifically identifies the manner in which it is believed that you have not substantially performed your duties, or (ii) the willful engaging by you in misconduct which is materially injurious to the Company.

         "Good Reason" shall mean resignation subsequent to a Change In Control of the Company based upon: (i) a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time;
(ii) a failure by the Company to continue any bonus plans in which you are presently entitled to participate as the same may be modified from time to time but substantially the same in form and substance as currently in effect or a failure by the Company to continue your participation in any bonus plans on at least the same basis as you presently participate in accordance with any such bonus plans; (iii) the Company's failure to pay your moving expenses in connection with the Company's request that you relocate; (iv) the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan or disability plan in which you were participating at the time of the Change In Control (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or deprive you of any material fringe benefit enjoyed by you at the time of such Change In Control, or the failure by the Company to provide you with the number of paid vacation days to which you were then entitled in accordance with the Company's normal vacation policy in effect on the date hereof.

         If the foregoing correctly sets forth the understandings between you and the Company with respect to any severance benefits to which you may be entitled upon a Change In Control of the Company prior to June 2, 1998, please evidence such by executing the enclosed duplicate copy of this letter in the place provided and return the same to me.


                                     Sincerely,



                                     A.P. GREEN INDUSTRIES, INC.



                                     By:___________________________________
                                         Paul F. Hummer II
                                         President and Chief Executive Officer



AGREED TO AND ACCEPTED: